Exhibit 23.07

Consent of Ernst & Young, Independent Auditors

We have issued our report dated August 3, 2000, accompanying the financial statements of Victor Morris Team Combined, as of March 31, 2000 and 1999 and for the years then ended, contained in the Registration Statement and Prospectus of Dovebid, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/S/    ERNST & YOUNG
September 9, 2002
Singapore